Exhibit 99.1

MindWave Innovations Inc to Power AQUAEChain with Its MindChain Blockchain Infrastructure

Agreement strengthens MindWave’s position as a technology provider for ecosystem finance and environmental markets

MATAWAN, New Jersey — September 24, 2026 — MindWave Innovations Inc. (“MindWave”), a subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS), has entered into a 12-month strategic technology services agreement with Singapore-based AQUAE Holdings Pte. Ltd. (“AQUAE”) to deploy MindWave’s MindChain infrastructure as the foundational technology powering AQUAEChain.

Under the agreement, MindWave will deploy MindChain as the core blockchain infrastructure powering AQUAEChain, enabling the secure issuance, traceable lifecycle management, verification, transaction, and retirement of insured ALCI Credits.

In addition to contracted software development and technology service fees, the agreement references an allocation to MindWave equal to 20% of the total ALCI Credits issued and outstanding on the AQUAEChain network. The allocation would be calculated at the end of each quarter using the MindChain issuance ledger.

The engagement represents a significant achievement for MindWave, demonstrating the company’s ability to develop specialized digital infrastructure for emerging environmental and sustainability-focused markets.

Powered by MindChain’s insured blockchain infrastructure, AQUAEChain will integrate credit registry management, environmental data processing, monitoring and verification, and transaction capabilities within a unified platform.

Key technical features will include:

●	ALCI Credit Registry: A digital registry supporting the issuance, tracking, verification, transfer, and retirement of ALCI Credits.

●	ALCI Credits: Blockchain-verified, fractionalized environmental conservation assets that measure living ecosystem services like biodiversity, clean water, and oxygen generation.

●	Monitoring, Reporting and Verification Platform: Tools for collecting, processing, and analyzing project information, including satellite and ground-source data.

●	Marketplace and Transaction Module: A dedicated interface supporting the listing, trading, and settlement of ALCI Credits between AQUAE and its counterparties.

●	MindChain Integration: Use of the MindChain issuance ledger to provide a transparent and traceable record of ALCI Credits issued and outstanding across the AQUAEChain network.

●	Integrated Data Architecture: A structured data model and integration framework connecting registry, project, verification, and transaction information.

●	Cloud-Based Infrastructure: A hosted environment designed to support platform availability, operational continuity, and future scalability.

●	Data Protection and Security: Administrative, technical, and physical safeguards designed to protect platform data and transaction records.

●	Engineering and Technical Support: Embedded engineering assistance during implementation, followed by ongoing infrastructure maintenance and technical support.

“This agreement is a significant milestone for MindWave and reflects growing recognition of our technology-development capabilities,” said Dr. Vin Menon, Chief Executive Officer of MindWave Innovations. “AQUAEChain will bring registry management, environmental data, monitoring and verification, and marketplace functionality together within one integrated platform. Its connection with the MindChain issuance ledger will further support transparency and traceability across the ALCI Credit lifecycle. We are proud to have been selected by AQUAE to develop the technology foundation supporting its ecosystem-finance operations.”

Linju Thomas, Chief Operating Officer of AQUAE Holdings, said, “AQUAEChain is an important part of our vision for transparent and dependable ecosystem-finance infrastructure. MindWave’s development capabilities will help us establish a scalable platform for managing ALCI Credits and supporting conservation and regenerative-sustainability initiatives.”

The engagement will deploy MindChain as the underlying blockchain infrastructure powering AQUAEChain and supporting its registry, verification, and transaction capabilities. Structured as a commercial technology services arrangement, the collaboration will focus on delivering secure, transparent, and scalable infrastructure for AQUAE’s ecosystem-finance operations.

The agreement became effective on September 14, 2026, with development and delivery organized around agreed project milestones. Throughout the initial 12-month term, MindWave will provide platform hosting, infrastructure maintenance, technical escalation support, and engineering assistance while working closely with AQUAE’s technical team on configuration, deployment, and operational readiness.

Following the initial term, the parties anticipate transitioning to a five-year continuing technology services arrangement, subject to mutual agreement and the execution of definitive documentation.

About MindWave Innovations Inc.

MindWave Innovations Inc., a subsidiary of Apimeds Pharmaceuticals US, Inc. (NYSE American: APUS), develops technology infrastructure and digital solutions for blockchain-enabled applications, data-driven platforms, and emerging commercial ecosystems.

Through projects such as AQUAEChain, MindWave is expanding the application of its technology into ecosystem finance, environmental data management, and sustainability-focused markets.

For more information, visit www.mindwavedao.com.

About MindChain

MindChain is a blockchain infrastructure developed within the MindWave ecosystem to support transparent, traceable, and verifiable digital transactions. It is designed to provide the underlying ledger capabilities required for applications involving digital assets, registries, tokenized ecosystems, and decentralized services.

Within AQUAEChain, the MindChain issuance ledger will be used to record and calculate ALCI Credits issued and outstanding, strengthening transparency and traceability across the credit-management process.

About AQUAE Holdings Pte. Ltd.

AQUAE Holdings Pte. Ltd. is a Singapore-based company focused on technology-driven solutions in ecosystem finance, conservation, and regenerative sustainability. The company is developing AQUAEChain to support its ALCI Credits and ecosystem-finance operations.

For more information, visit www.aquaeimpact.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the development, implementation, anticipated capabilities, and potential performance of the AQUAEChain Platform, the integration and operation of MindChain, and the potential issuance and allocation of ALCI Credits. These statements are based on current expectations and are subject to risks and uncertainties, including development timelines, achievement of project milestones, technical performance, regulatory requirements, issuance volumes, and market acceptance. Actual results may differ materially from those expressed or implied. The company undertakes no obligation to update these statements except as required by applicable law.

Media and Investor Relations
MindWave Innovations Inc.

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